Exhibit 1

ASX Release	Level 18, 275 Kent Street Sydney, NSW, 2000

14 March 2025

WESTPAC SETTLES AUTO FINANCE CLASS ACTION

The Westpac Group has agreed to settle the class action relating to flex commissions paid to auto dealers from 1 March 2013 to 31 October 2018, without any admission of liability.

The settlement is for $130m which was largely provided for as at 31 December 2024 and included in Westpac’s 1Q25 Update. The settlement remains subject to Court approval.

The proceedings were filed in July 2020 against Westpac Banking Corporation and St.George Finance Limited with similar class actions brought against other auto finance lenders.

Westpac has not paid such flex commissions since 2018. In 2022, Westpac also ceased providing new lending through its dealer introduced auto finance business following a divestment.

This settlement concludes the last Royal Commission related litigation for the Westpac Group.

For further information:

Hayden Cooper	Justin McCarthy
Group Head Media Relations	General Manager Investor Relations
M. 0402 393 619	M. 0422 800 321

This document has been authorised for release by Tim Hartin, Company Secretary.